Exhibit 23.1



    CONSENT OF SINGER, LEWAK GREENBAUM & GOLDSTEIN LLP, INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-54088; Form S-3 No. 333-49312; Form S-3 No. 333-83615, Form
S-3 No. 333-46619, Form S-3, No. 33-81212, Form S-3 No. 33-92032, Form S-3 No.
33-92978, Form S-3 No. 333-4880, Form S-3 No. 333-62387, Form S-3 No. 333-82272,
Form S-8 No. 333-76959, Form S-8 No. 333-76961, Form S-8 No. 333-13779, Form S-8
No. 333-17959, Form S-8 No. 333-24405, Form S-8 No. 333-26561, Form S-8 No.
333-76959 and Form S-8 No. 333-76961) of e.Digital Corporation and in the related Prospectuses of our report dated May 30, 2003, with respect to the consolidated financial statements of e.Digital Corporation and subsidiary included in the Annual Report (Form 10-K) for the year ended March 31, 2003.




Los Angeles, California
June 26, 2003